EXHIBIT 10.12

               DEFERRED COMPENSATION AGREEMENT
               _______________________________

     This agreement made this 1st day of February 1991,by and between MOLEX INCORPORATED, a Delaware corporation, (hereinafter "COMPANY") and F. A. Krehbiel (hereafter
"OFFICER")

                    W I T N E S S E T H :

     WHEREAS, OFFICER is presently employed by the COMPANY as an officer, and is deemed to be a key employee who would be difficult to replace at the salary now being paid to him;
and

     WHEREAS, the COMPANY has contemplated giving OFFICER a substantial increase in salary to insure his continued employment but has determined to offer OFFICER certain other benefits to induce him to continue in its employ; and

     WHEREAS, OFFICER and the COMPANY entered into a Deferred Compensation Agreement dated February 20, 1981 which offered an annual benefit to OFFICER'S widow under certain conditions; and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

     1. The agreement dated February 20, 1981 shall be canceled and repealed by this agreement.

     2. OFFICER will continue to serve as an officer of the COMPANY during the pleasure of its Board of Directors and will perform the duties of said office and such other duties as may be assigned to him by the Board of Directors for the remainder of his life, at such salary, together with such bonuses as shall from time to time be voted by the Board of Directors.

     3. If OFFICER shall die while employed by the COMPANY, the COMPANY will pay to his widow, if she shall survive him, the sum of ONE HUNDRED TWENTY FIVE THOUSAND
DOLLARS ($125,000.00) per year for the remainder of her life, payable in equal monthly installments commencing on the first business day of each month following his death.

     4. The amount set forth in the preceding paragraph shall automatically be adjusted every January 1 hereafter to reflect an increase (or decrease) in the US Consumer Price Index for the calendar year immediately preceding said January 1.

     5. If OFFICER'S employment by the COMPANY shall terminate at any time for any reason other than his death, the COMPANY shall have no further obligation under the terms of this agreement.

     6. Neither OFFICER nor his widow shall have any right to commute, encumber, assign, pledge or hypothecate, or otherwise dispose of the right to receive payments hereunder, which payments and the right thereto are hereby declared to be non-assignable and non-transferable. In the event of any admitted assignment, pledge, hypothecation or transfer of said right, the COMPANY shall have the right to terminate all further liability hereunder.

     7. The COMPANY shall not merge or consolidate with any other corporation or entity, or sell substantially all of its assets or business to any other corporation or entity until such other corporation or entity shall expressly assume the duties of the COMPANY hereunder.

     8. This agreement shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this agreement the day and year first above written.

                                   MOLEX INCORPORATED


                              By:     /s/ J.H. Krehbiel
                                   _____________________
                                   J. H. Krehbiel
                                   Chairman of the Board

Attest:


  /s/  Louis A. Hecht
_________________________
Louis A. Hecht, Secretary


                                   /s/ F.A. Krehbiel
                                   _____________________
                                   F. A. Krehbiel